Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Bank of New York Mellon Corporation:

We consent to the incorporation by reference in the following registration statements, as amended:

Form	Registration Statement	Filer
S-8	333-174342	The Bank of New York Mellon Corporation

S-8	333-171258	The Bank of New York Mellon Corporation

S-8	333-150324	The Bank of New York Mellon Corporation

S-8	333-150323	The Bank of New York Mellon Corporation

S-8	333-149473	The Bank of New York Mellon Corporation

S-8	333-144216	The Bank of New York Mellon Corporation

S-3	333-167832	The Bank of New York Mellon Corporation

S-3	333-167829	The Bank of New York Mellon Corporation

S-3	333-167832-01	BNY Capital X

S-3	333-167832-02	BNY Capital IX

S-3	333-167832-03	BNY Capital VIII

S-3	333-167832-04	BNY Capital VII

S-3	333-167832-05	BNY Capital VI

of our reports dated February 28, 2013, with respect to the consolidated balance sheets of The Bank of New York Mellon Corporation and subsidiaries (“BNY Mellon”) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10-K of BNY Mellon.

/s/ KPMG LLP

New York, New York

February 28, 2013